Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155    Media/Investor Relations: Brian Beades 212-810-5596

BlackRock Reports Second Quarter Diluted EPS of $2.21 ($2.37 as adjusted)

Assets Under Management of $3.151 Trillion at June 30, 2010

New York, July 21, 2010 — BlackRock, Inc. (NYSE:BLK) today reported second quarter 2010 net income1 of $432 million, up $214 million from a year ago and up $9 million compared to first quarter. Operating income was $697 million and non-operating expense, net of non-controlling interests, was $32 million. The operating margin was 34.3%, which included the effect of $32 million of pre-tax integration costs associated with the acquisition of Barclays Global Investors (“BGI”) on December 1, 2009.

Second quarter net income, as adjusted2, was $2.37 per diluted common share, or $463 million, up 35% compared to second quarter 2009 diluted EPS of $1.75 and down $0.03 compared to first quarter 2010. Second quarter 2010 included operating income, as adjusted2, of $2.46 per diluted share and net non-operating expense, as adjusted2, of $0.09 per diluted share. Operating income, as adjusted2, of $741 million improved $439 million, or 145%, compared to second quarter 2009 and $14 million, or 2%, compared to first quarter 2010. Compared to a year ago, operating results reflect the benefits of the BGI acquisition and improved markets. The operating income improvement in second quarter compared to first quarter reflects the revenue benefits of our diversified business model while expenses include continued investments in the business. The operating margin, as adjusted2, for second quarter 2010 remained strong at 38.8%.

Assets under management (“AUM”) totaled $3.151 trillion at June 30, 2010, down 6% or $213.3 billion since March 31, 2010. Equity markets suffered sharp declines in the second quarter, with the major market indices down as much as 13%. The combination of adverse equity markets and foreign exchange movements contributed $194.1 billion or 91% of the total decrease in AUM. In addition, net new business of $28.4 billion in long-term products and advisory AUM were offset by $33.9 billion of concentration-related and active quantitative product outflows (collectively referred to herein as “merger-related”), and $24.9 billion of net redemptions in cash management. BlackRock Solutions® added 14 net new assignments during the quarter. At July 15, 2010, the pipeline of net wins funded or to be funded totaled $59.5 billion, including $47.0 billion in long-term products, $5.6 billion in cash management and $6.9 billion in advisory AUM.

BlackRock’s Board of Directors approved the repurchase of up to 5,100,000 shares to neutralize the dilutive effects of restricted stock units and options that have been granted to employees and which will become dilutive over the next several years. The shares are to be repurchased with management discretion on the timing of the repurchases. BlackRock’s operating results have generated strong cash flow and have allowed us to reduce our commercial paper balances to approximately $180 million as of July 15.

The table below presents a comparison of GAAP and as adjusted results for certain financial measures. See Attachment I for a reconciliation of GAAP to the as adjusted financial measures.

						Six Months Ended
	Q2	Q2%		Q1%		June 30,		%
	2010	2009	Change	2010	Change	2010	2009	Change
GAAP basis:
Revenue	$2,032	$1,029	97%	$1,995	2%	$4,027	$2,016	100%

Operating income	$697	$261	167%	$654	7%	$1,351	$532	154%

Net income[1]	$432	$218	98%	$423	2%	$855	$302	183%

Diluted EPS	$2.21	$1.59	39%	$2.17	2%	$4.38	$2.22	97%

As Adjusted:
Operating income[2]	$741	$302	145%	$727	2%	$1,468	$609	141%

Net income[1,2]	$463	$239	94%	$469	(1%)	$932	$349	167%

Diluted EPS[2]	$2.37	$1.75	35%	$2.40	(1%)	$4.78	$2.56	87%

[1]	Net income represents net income attributable to BlackRock, Inc.
[2]	See notes (a), (b), (c), (d), (e) and (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10, 11, 12 and 13.

“During the second quarter, we made major strides on our merger,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “The systems integration remains on schedule, and key aspects of the cultural integration are behind us. Last week, we announced a number of new leadership appointments, the culmination of an intensive, post-merger review of our organizational and management structure. I believe we have the best leadership team in the business, and I am very bullish on our people and our platform. Our business momentum is building, and we are just beginning to leverage our expanded capabilities to better serve our clients.

“BlackRock’s second quarter earnings are a testament to the resilience of our platform. Market conditions were difficult, but overall investment performance remained strong and clients continued to award us new business in a wide variety of products. Going into the merger, we knew that some clients would have to address concentration issues and that the active quantitative style was under stress industry-wide. As expected, these two issues continued to drive outflows, and are expected to do so for at least another quarter.

“Aside from these outflows, trends in long-term new business were very positive and our pipeline shows increasing new business momentum. Retail flows have been particularly strong in the United States, and iShares flows picked up nicely in the second quarter. In addition, we continued to win a wide variety of mandates from institutional investors, including outsourcing services for insurance companies and pension plan sponsors. Momentum in BlackRock Solutions also increased, with 14 net new assignments and more proposals pending than at any previous quarter-end.

“While the money market industry continues to contract in favor of bank deposits, the effect on our revenues is significantly less than the headline effect on new business flows and AUM. More significantly, recent reports show that non-financial businesses hold more cash and cash equivalents on their balance sheets than at any time over the past 50 years. As fears over sovereign credit risk and the economic recovery abate, these balances will be a powerful source for market flows, M&A and business investment.

“Financial reform legislation was passed by the U.S. Congress and will be signed into law this week. The bill reinforces the importance of the fiduciary standard that underpins our business model. We worked actively throughout the legislative process to ensure that investors’ interests were understood, and we will continue to do so as the rules and regulations are developed over the coming 12 to 18 months. I am proud of all of the work we are doing on behalf of our clients, and our clear and consistent focus on serving their investment needs.”

Second Quarter Business Highlights

AUM ended the quarter at $3.151 trillion. Net new business of $28.4 billion in long-term products and advisory assignments was offset by $33.9 billion of merger-related outflows and $24.9 billion of net redemptions in cash management.

•

Net new business in long-term products (excluding merger-related) was diversified geographically, including $12.4 billion of net inflows from clients in the Americas and $18.2 billion from clients in Asia Pacific, offset by $2.3 billion of net outflows from clients in EMEA.

•

Net inflows in long-term products (excluding merger-related) was positive in all client channels, including $12.9 billion from iShares investors, $8.7 billion from institutions, and $6.8 billion from retail and high net worth clients. In the second quarter, BlackRock was the top ranked ETF provider and the third largest mutual fund family by net flows.[1]

•	Institutional investors were the source of all merger-related outflows, with more than 50% from clients in Asia Pacific, primarily Australia.

[1]	Source: Strategic Insight Simfund MF. Fund family ranking includes open-end funds and ETFs, and excludes money market funds and funds of funds. ETFs include open-end ETFs and ETF UIT/Other.

Equity AUM fell to $1.383 trillion at June 30, 2010. Net new business of $12.1 billion and $1.3 billion in index and fundamental active equities, respectively, was offset by outflows in active quantitative equities of $26.3 billion. Performance in U.S. large cap active quantitative equities remains weak and AUM, therefore, at risk. In addition, index equity AUM is subject to attrition due to manager concentration concerns. Fundamental active equity continued to deliver competitive performance in the face of market volatility, with approximately 50%, 76% and 85% of equity AUM above benchmark or peer median for the one-, three- and five-year periods ended June 30, 2010.

Fixed Income AUM increased to $1.080 trillion at quarter-end. Net new business of $8.5 billion in index fixed income, primarily iShares, was offset by $5.9 billion of net outflows in active strategies, including $3.4 billion from a single client, $1.3 billion in model-driven portfolios, and $1.0 billion in maturing CDOs. Investment performance continued to improve, with 80%, 41% and 44% of active taxable fixed income AUM above benchmark or peer median for the one-, three- and five-year periods ended June 30, 2010.

Multi-asset AUM totaled $148.2 billion at second quarter-end. Net new business of $4.2 billion was nearly evenly split between institutional and retail clients. Global allocation strategies and target date solutions, such as our LifePath® portfolios, continued to dominate investor interest, as evidenced by $2.2 billion and $1.6 billion of net inflows, respectively. Short-term investment performance remained challenged despite a strong long-term track record, with 28%, 90% and 94% of active multi-asset AUM above benchmark or peer median for the one-, three- and five-year periods ended June 30, 2010.

Alternative investment AUM ended the quarter at $101.5 billion. Net new business of $1.4 billion in commodities, fund of funds, multi strategy hedge funds, fixed income alternatives and real estate was offset by net outflows of $0.6 billion in currency and currency overlay strategies and $0.5 billion in equity hedge funds, primarily active quantitative products. New business flows were dominated by clients outside of the Americas, and included interest from institutional, iShares, retail and high net worth investors. Performance remained competitive in a range of products across the platform.

Cash management closed the quarter with $279.2 billion AUM. Outflows of $24.9 billion were consistent with industry trends. Outflows spanned all regions, including $16.9 billion from clients in the Americas and $8.0 billion from investors in EMEA. Similarly, we experienced net redemptions from investors in all client categories, including $21.7 billion from institutional clients and $3.2 billion from retail and high net worth investors. We expect rates to remain low and, consequently, we do not expect the flow trend to reverse in the near-term.

BlackRock Solutions added 14 new assignments. New business included three risk management and investment accounting mandates, two advisory assignments, and nine short-term engagements. Thirteen short-term assignments were completed during the quarter. Advisory inflows (long-term liquidation portfolios) totaled $0.4 billion after giving effect to $3.0 billion of distributions to clients from ongoing portfolio liquidation and restructuring efforts. At the end of the quarter, BlackRock Solutions had seven Aladdin and seven risk management implementations in process for third party clients.

Our new business pipeline was $59.5 billion as of July 15, 2010. Net wins funded or to be funded included $47.0 billion in long-term products, $5.6 billion in cash management and $6.9 billion in advisory AUM. The long-term mandates included $30.9 billion in a variety of active strategies and $16.1 billion in index products. In addition, BlackRock Solutions continued to have strong demand for its products, with outstanding proposals for more than 25 net new assignments and one new contract in negotiation.

Second Quarter GAAP Financial Highlights

Second quarter 2010 reflects the results of the BGI Transaction, which closed on December 1, 2009. Given the magnitude of the acquired business, certain line item variances as compared to second quarter 2009 were driven by the inclusion of BGI results in second quarter 2010.

Comparison to the Second Quarter of 2009

Operating income:

Second quarter 2010 operating income increased 167% to $697 million from $261 million earned in second quarter 2009. Second quarter 2010 operating income included $32 million of expenses related to the integration of BGI compared to $15 million of BGI transaction costs in second quarter 2009. The BGI transaction/integration expenses are not part of the on-going business and are comprised of costs associated with combining the firms and realizing operational efficiencies.

Second quarter 2010 revenues of $2,032 million increased $1,003 million, or 97%, compared to $1,029 million in second quarter 2009, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,792 million in second quarter 2010 increased $935 million, or 109%, compared to $857 million in second quarter 2009, primarily related to the BGI acquisition as well as growth in long-term AUM, which included net new business and market appreciation on long-term assets during the prior twelve months, partially offset by a decline in fees from cash management products due to lower average AUM.

•

Performance fees were $50 million in second quarter 2010, compared to $17 million in second quarter 2009. The increase primarily relates to an increase in performance fees from regional/country equity strategies and fixed income and multi-strategy hedge funds, partially offset by lower performance fees in real estate products.

•

BlackRock Solutions and advisory revenue was $114 million in second quarter 2010 compared to $112 million in second quarter 2009. The increase is primarily due to additional Aladdin mandates, partially offset by fewer advisory assignments, including portfolio liquidation assignments, which have AUM based fees.

•

Distribution fees of $32 million in second quarter 2010 increased $9 million, compared to $23 million in second quarter 2009. The increase is primarily the result of higher sales and AUM in certain share classes of BlackRock Funds.

•

Other revenue of $44 million in second quarter 2010 increased $24 million compared to $20 million in second quarter 2009. The increase is primarily due to a $7 million increase in fees earned for transition management services, a $7 million increase in marketing fees for the Barclays iPath® products (exchange traded notes issued by Barclays Bank PLC), a $3 million increase in sales commissions and a $3 million increase in earnings from certain operating and advisory company investments.

Second quarter 2010 total operating expenses were $1,335 million compared to $768 million in second quarter 2009. Excluding BGI transaction/integration costs of $32 million and $15 million in second quarter 2010 and 2009, respectively, operating expenses were $1,303 million, an increase of $550 million compared to $753 million in second quarter 2009. The $550 million increase primarily was due to the following:

•

Employee compensation and benefits increased $315 million, excluding BGI integration costs of $4 million in second quarter 2010. The increase reflects an increase in the number of employees related to BGI and a $154 million increase in incentive compensation. The increase in incentive compensation is primarily associated with the increase in operating income after excluding the BGI integration costs, a $35 million increase in stock-based compensation expense related to the effect of additional grants to a larger number of employees at the end of January 2010, offset by a $19 million decrease in other deferred compensation. The decrease in other deferred compensation expense is offset by a $13 million decrease in non-operating income related to depreciation on investments held for these deferred compensation plans.

•

Distribution and servicing costs paid to Bank of America/Merrill Lynch, The PNC Financial Services Group, Inc. and other third parties decreased $28 million primarily due to a lower level of average cash management AUM and an increase in fee waivers for cash management funds resulting in lower levels of distribution costs.

•	Direct fund expenses increased $107 million primarily related to the addition of BGI funds subject to these arrangements, under which BlackRock pays certain fund expenses.

•

General and administration expenses increased $151 million, excluding BGI transaction/integration costs of $28 million and $15 million in second quarter 2010 and 2009, respectively. The $151 million increase was primarily related to the general and administrative expenses associated with the acquired BGI business, an increase in global and exchange traded fund marketing expenses and an increase in occupancy costs related to lease impairments as a result of vacating certain locations in the second quarter 2010, partially offset by an $18 million decrease in foreign currency remeasurement costs.

Non-operating income (expense):

Second quarter 2010 non-operating expense, net of non-controlling interests, was $32 million compared to non-operating income, net of non-controlling interests, of $51 million in second quarter 2009. The $32 million non-operating expense, net of non-controlling interests, was comprised of $33 million of net interest expense, $5 million net gains primarily on co-investments partially offset by $4 million of negative marks related to hedges of deferred compensation. The $5 million net gain on investments related to the Company’s co-investments and seed investments included net gains in distressed credit/mortgage funds of $5 million, hedge funds/funds of hedge funds of $1 million, real estate equity/debt products of $2 million and other investments of $7 million, offset by a $10 million decrease in valuations from private equity investments. Net interest expense of $33 million increased $22 million primarily due to an increase in interest expense related to the December 2009 issuances of $2.5 billion of long-term notes.

Income tax expense:

Income tax expense was $233 million and $94 million for the second quarter 2010 and 2009, respectively. The effective income tax rate for the second quarter 2010 was 35.0%, as compared to 30.1% for the second quarter 2009. Excluding approximately $15 million of tax benefits, primarily from favorable tax rulings received during the second quarter 2009, the effective income tax rate for second quarter 2009 would have been 35.0%.

Comparison to the First Quarter of 2010

Operating income:

Second quarter 2010 operating income increased 7% to $697 million from $654 million earned in first quarter 2010. Second quarter 2010 operating income included $32 million of BGI integration costs as compared to $52 million in first quarter 2010.

Second quarter 2010 revenues of $2,032 million increased $37 million, or 2%, compared to $1,995 million in first quarter 2010 primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,792 million in second quarter 2010 increased $39 million, or 2%, compared to $1,753 million in first quarter 2010. The growth in revenue is primarily associated with an increase in average loan balances on international securities and the effect of one more revenue day in the second quarter, partially offset by the effect of the decline in equity and cash management AUM.

•

Performance fees were $50 million in second quarter 2010, unchanged compared to first quarter 2010. Performance fees increased $13 million in equity products, primarily related to regional/country and sector equity strategies, offset by a decrease in performance fees from alternative hedge funds and fixed income products.

•	BlackRock Solutions and advisory revenue was $114 million in second quarter 2010 compared to $113 million in first quarter 2010. The increase primarily was due to additional Aladdin mandates.

•

Other revenue was $44 million for second quarter 2010 compared to $51 million in first quarter 2010. The decrease primarily was due to a $7 million decrease in fees earned for transition management services.

Second quarter 2010 total operating expenses of $1,335 million decreased by less than 1%, or $6 million, compared to $1,341 million in first quarter 2010. Excluding BGI integration costs in the respective periods, operating expenses were $1,303 million in second quarter 2010, an increase of $14 million, or 1%, compared to $1,289 million in first quarter 2010. The $14 million increase compared to first quarter 2010 primarily was due to the following:

•

Employee compensation and benefits decreased $50 million, excluding BGI integration costs in the respective periods. The decrease was primarily due to a $26 million decrease in incentive compensation, including the effect of $7 million related to depreciation on deferred compensation investments and a $22 million decrease in employer payroll taxes related to higher expenses in the first quarter 2010 due to the vesting of a portion of annual stock-based awards.

•

Direct fund expenses were $122 million compared to $113 million in first quarter 2010. The increase primarily was due to higher shareholder reporting, professional services, exchange listing and registrar costs.

•

General and administration expenses increased $57 million, excluding BGI integration costs in the respective periods. The $57 million increase related to $20 million of business development, travel and marketing costs, $12 million in occupancy costs primarily related to lease impairments to vacate certain locations, as well as the full quarter effect of lease expense for Drapers Gardens in the United Kingdom, a $12 million decrease in foreign currency remeasurement benefits and a $13 million increase in other expenses, including technology and VAT expenses.

Non-operating income (expense):

Second quarter 2010 non-operating expense, net of non-controlling interests, was $32 million, compared to non-operating expense, net of non-controlling interests, of $3 million in first quarter 2010. Non-operating expense included $33 million of net interest expense, $4 million of negative marks related to hedges of deferred compensation and $5 million of net positive marks on balance sheet co-investments.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Wednesday, July 21, 2010, at 9:00 a.m. (Eastern Time) to discuss its second quarter 2010 results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 86877893). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, July 21, 2010 and ending at midnight on Wednesday, July 28, 2010. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 86877893. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information reflects U.S. open-end mutual funds and similar EMEA-based products. Source of performance information is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At June 30, 2010, BlackRock’s AUM was $3.151 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions. Headquartered in New York City, as of June 30, 2010, the firm has approximately 8,500 employees in 24 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC, Bank of America Corporation, Merrill Lynch & Co., Inc. or The PNC Financial Services Group, Inc.; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of Barclays Global Investors.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended June 30,			Three Months Ended March 31,		Six Months Ended June 30,
	2010	2009	% Change	2010	% Change	2010	2009	% Change
Revenue
Investment advisory, administration fees and securities lending revenue	$1,792	$857	109%	$1,753	2%	$3,545	$1,657	114%
Investment advisory performance fees	50	17	194%	50	0%	100	28	257%
BlackRock Solutions and advisory	114	112	2%	113	1%	227	247	(8%)
Distribution fees	32	23	39%	28	14%	60	48	25%
Other revenue	44	20	120%	51	(14%)	95	36	164%

Total revenue	2,032	1,029	97%	1,995	2%	4,027	2,016	100%

Expenses
Employee compensation and benefits	709	390	82%	773	(8%)	1,482	741	100%
Distribution and servicing costs	97	125	(22%)	100	(3%)	197	252	(22%)
Amortization of deferred sales commissions	27	26	4%	26	4%	53	53	0%
Direct fund expenses	122	15	NM	113	8%	235	28	NM
General and administration	340	176	93%	289	18%	629	316	99%
Restructuring charges	—	—	NM	—	NM	—	22	(100%)
Amortization of intangible assets	40	36	11%	40	0%	80	72	11%

Total expenses	1,335	768	74%	1,341	0%	2,676	1,484	80%

Operating income	697	261	167%	654	7%	1,351	532	154%

Non-operating income (expense)
Net gain (loss) on investments	(13)	88	NM	37	NM	24	(84)	NM
Net gain (loss) on consolidated variable interest entities	(29)	—	NM	1	NM	(28)	—	NM
Interest and dividend income	5	4	25%	4	25%	9	12	(25%)
Interest expense	(38)	(15)	153%	(40)	(5%)	(78)	(30)	160%

Total non-operating income (expense)	(75)	77	NM	2	NM	(73)	(102)	(28%)

Income before income taxes	622	338	84%	656	(5%)	1,278	430	197%
Income tax expense	233	94	148%	228	2%	461	124	272%

Net income	389	244	59%	428	(9%)	817	306	167%
Less:
Net income (loss) attributable to non-controlling interests	(43)	26	NM	5	NM	(38)	4	NM

Net income attributable to BlackRock, Inc.	$432	$218	98%	$423	2%	$855	$302	183%

Weighted-average common shares outstanding (e)
Basic	190,975,161	130,928,926	46%	189,676,023	1%	190,329,206	130,574,535	46%
Diluted	192,569,539	133,364,611	44%	192,152,251	0%	192,213,593	132,668,695	45%
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$2.23	$1.62	38%	$2.20	1%	$4.43	$2.25	97%
Diluted	$2.21	$1.59	39%	$2.17	2%	$4.38	$2.22	97%

Cash dividends declared and paid per share	$1.00	$0.78	28%	$1.00	0%	$2.00	$1.56	28%

Supplemental information:

Operating income, as adjusted (a)	$741	$302	145%	$727	2%	$1,468	$609	141%

Operating margin, GAAP basis	34.3%	25.4%	35%	32.8%	5%	33.5%	26.4%	27%

Operating margin, as adjusted (a)	38.8%	34.4%	13%	38.9%	0%	38.9%	35.8%	9%

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	$(28)	$42	NM	$(6)	367%	$(34)	$(111)	(69%)

Net income attributable to BlackRock, Inc., as adjusted (c), (d)	$463	$239	94%	$469	(1%)	$932	$349	167%

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c), (d), (e)	$2.37	$1.75	35%	$2.40	(1%)	$4.78	$2.56	87%

Effective tax rate, GAAP basis	35.0%	30.1%	16%	35.0%	0%	35.0%	29.1%	20%

NM - Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

Operating income, GAAP basis	$697	$261	$654	$1,351	$532
Non-GAAP adjustments:
BGI transaction/integration costs
Employee compensation and benefits	4	—	18	22	—
General and administration	28	15	34	62	15

Total BGI transaction/integration costs	32	15	52	84	15
PNC LTIP funding obligation	14	15	15	29	30
Merrill Lynch compensation contribution	2	2	3	5	5
Restructuring charges	—	—	—	—	22
Compensation expense related to appreciation (depreciation) on deferred compensation plans	(4)	9	3	(1)	5

Operating income, as adjusted	741	302	727	1,468	609
Closed-end fund launch costs	—	—	—	—	2
Closed-end fund launch commissions	—	—	—	—	1

Operating income used for operating margin measurement	$741	$302	$727	$1,468	$612

Revenue, GAAP basis	$2,032	$1,029	$1,995	$4,027	$2,016
Non-GAAP adjustments:
Distribution and servicing costs	(97)	(125)	(100)	(197)	(252)
Amortization of deferred sales commissions	(27)	(26)	(26)	(53)	(53)

Revenue used for operating margin measurement	$1,908	$878	$1,869	$3,777	$1,711

Operating margin, GAAP basis	34.3%	25.4%	32.8%	33.5%	26.4%

Operating margin, as adjusted	38.8%	34.4%	38.9%	38.9%	35.8%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

BGI transaction and integration costs recorded in 2010 and 2009 consist principally of certain advisory payments, compensation expense, legal fees, marketing, occupancy and consulting expenses incurred in conjunction with the BGI Transaction. Restructuring charges recorded in 2009 consist of compensation costs, occupancy costs and professional fees. The expenses associated with restructuring and BGI transaction and integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help enhance the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and the Merrill Lynch cash compensation contribution, a portion of which has been received, has been excluded because these charges ultimately do not impact BlackRock’s book value.

Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movement, such as restructuring charges, transaction and integration costs, closed-end fund launch costs, commissions and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance to other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and to other third parties. Management believes that excluding such costs is useful to BlackRock because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to NCI, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on assets related to certain BlackRock deferred compensation plans. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009
Non-operating income (expense), GAAP basis	$(75)	$77	$2	$(73)	$(102)
Less: Net income (loss) attributable to NCI	(43)	26	5	(38)	4

Non-operating income (expense) (1)	(32)	51	(3)	(35)	(106)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	4	(9)	(3)	1	(5)

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted (1)	$(28)	$42	$(6)	$(34)	$(111)

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes that non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on assets related to certain deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted common earnings per share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

Net income attributable to BlackRock, Inc., GAAP basis	$432	$218	$423	$855	$302
Non-GAAP adjustments, net of tax: (d)
BGI transaction/integration costs	21	10	34	55	10
PNC LTIP funding obligation	9	10	10	19	20
Merrill Lynch compensation contribution	1	1	2	3	3
Restructuring charges	—	—	—	—	14

Net income attributable to BlackRock, Inc., as adjusted	$463	$239	$469	$932	$349

Allocation of net income attributable to BlackRock, Inc., as adjusted: (f )
Common shares( e)	$456	$233	$462	$918	$339
Participating RSUs	7	6	7	14	10

Net income attributable to BlackRock, Inc., as adjusted	$463	$239	$469	$932	$349

Diluted weighted-average common shares outstanding ( e)	192,569,539	133,364,611	192,152,251	192,213,593	132,668,695

Diluted earnings per common share, GAAP basis (e)	$2.21	$1.59	$2.17	$4.38	$2.22

Diluted earnings per common share, as adjusted (e)	$2.37	$1.75	$2.40	$4.78	$2.56

The restructuring charges and BGI transaction and integration costs reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help enhance the comparability of this information to prior reporting periods.

The portion of the compensation expense associated with certain LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the Merrill Lynch cash compensation contribution, a portion of which has been received, has been excluded from net income attributable to BlackRock, Inc., as adjusted, because these charges ultimately do not impact BlackRock’s book value.

(d) For each of the quarters ended June 30, 2010, June 30, 2009 and March 31, 2010, non-GAAP adjustments were tax effected at 35%, which reflects the blended rate applicable to the adjustments. For each of the six months ended June 30, 2010 and 2009, non-GAAP adjustments were tax effected at 35%.

(e) Series A, B, C and D non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with Accounting Standards Codification (“ASC”) 260-10, Earnings per Share (“ASC 260-10”).

(f) Allocation of net income attributable to BlackRock, Inc., as adjusted, to common shares and participating RSUs is calculated pursuant to the two-class method as defined in ASC 260-10.

Attachment II

BlackRock, Inc. Summary of Revenues (Dollar amounts in millions) (unaudited)
		Three months ended			Three months ended		Six months ended
		June 30,			March 31,		June 30,
		2010	2009	% Change	2010	% Change	2010	2009	% Change
Investment advisory, administration fees and securities lending revenue
Equity
Index		$521	$6	NM	$489	7%	$1,010	$11	NM
Active		460	277	66%	461	0%	921	509	81%
Fixed income
Index		99	—	NM	96	3%	195	1	NM
Active		257	204	26%	254	1%	511	400	28%
Multi-asset class		175	106	65%	166	5%	341	204	67%
Alternative		154	98	57%	155	(1%)	309	191	62%
Cash management		126	166	(24%)	132	(5%)	258	341	(24%)

Total		1,792	857	109%	1,753	2%	3,545	1,657	114%

Investment advisory performance fees
Equity		18	2	NM	5	260%	23	7	229%
Fixed income		9	5	80%	13	(31%)	22	8	175%
Multi-asset class		2	—	NM	1	100%	3	1	200%
Alternative		21	10	110%	31	(32%)	52	12	333%

Total		50	17	194%	50	0%	100	28	257%

BlackRock Solutions and advisory		114	112	2%	113	1%	227	247	(8%)
Distribution fees		32	23	39%	28	14%	60	48	25%
Other revenue		44	20	120%	51	(14%)	95	36	164%

Total revenue		$2,032	$1,029	97%	$1,995	2%	$4,027	$2,016	100%

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

		Three months ended			Three months ended		Six months ended
		June 30,			March 31,		June 30,
		2010	2009	% Change	2010	% Change	2010	2009	% Change
Total non-operating income (expense), GAAP basis		$(75)	$77	NM	$2	NM	$(73)	$(102)	(28%)
Less: Net income (loss) attributable to NCI related to:
Investment activities		(14)	26	NM	4	NM	(10)	4	NM
Consolidated variable interest entities		(29)	—	NM	1	NM	(28)	—	NM

Total non-operating income (expense), less net income (loss) attributable to NCI		$(32)	$51	NM	$(3)	NM	$(35)	$(106)	(67%)

	Estimated economic investments at June 30,	Three months ended June 30,			Three months ended March 31,		Six months ended June 30,
	2010 (3)	2010	2009	% Change	2010	% Change	2010	2009	% Change
Net gain (loss) on investments (1)
Private equity	25 - 30%	$(10)	$11	NM	$8	NM	$(2)	$(9)	(78%)
Real estate	<10%	2	(12)	NM	(1)	NM	1	(105)	NM
Distressed credit/mortgage funds	25 - 30%	5	44	(89%)	20	(75%)	25	32	(22%)
Hedge funds/funds of hedge funds	10 - 15%	1	8	(88%)	6	(83%)	7	2	250%
Other investments (2)	20 - 25%	7	2	250%	(3)	NM	4	(13)	NM

Sub-total		5	53	(91%)	30	(83%)	35	(93)	NM
Investments related to deferred compensation plans		(4)	9	NM	3	NM	(1)	5	NM

Total net gain (loss) on investments (1)		1	62	(98%)	33	(97%)	34	(88)	NM
Interest and dividend income		5	4	25%	4	25%	9	12	(25%)
Interest expense		(38)	(15)	153%	(40)	(5%)	(78)	(30)	160%

Net interest expense		(33)	(11)	200%	(36)	(8%)	(69)	(18)	283%

Total non-operating income (expense) (1)		(32)	51	NM	(3)	NM	(35)	(106)	(67%)
Compensation expense related to depreciation (appreciation) on deferred compensation plans		4	(9)	NM	(3)	NM	1	(5)	NM

Non-operating income (expense), as adjusted (1)		$(28)	$42	NM	$(6)	367%	$(34)	$(111)	(69%)

(1)	Net of net income (loss) attributable to non-controlling interests (“NCI”) (redeemable and non-redeemable) related to investment activities.
(2)	Net gain (loss) for other investments includes net gains / (losses) related to equity and fixed income investments and BlackRock’s seed capital hedging program.
(3)	Represents estimated percentages of BlackRock’s corporate economic investment portfolio.

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management(1)

(Dollar amounts in millions)

(unaudited)

Summary

				Variance vs.
	June 30, 2010	March 31, 2010	June 30, 2009	March 31, 2010	June 30, 2009
Equity
Index	$1,091,964	$1,229,253	$68,656	(11%)	NM
Active	290,848	353,269	174,239	(18%)	67%
Fixed income
Index	488,265	470,589	4,241	4%	NM
Active	592,221	588,594	502,929	1%	18%
Multi-asset class	148,160	154,750	86,804	(4%)	71%
Alternative	101,536	101,886	53,979	0%	88%

Long-term	2,712,994	2,898,341	890,848	(6%)	205%
Cash management	279,227	306,536	316,694	(9%)	(12%)

Sub Total	2,992,221	3,204,877	1,207,542	(7%)	148%
Advisory (5)	158,364	159,021	165,618	0%	(4%)

Total AUM	$3,150,585	$3,363,898	$1,373,160	(6%)	129%

Current Quarter Component Changes
	March 31, 2010	Net subscriptions (redemptions) (2)	Acquisition (3)	Market appreciation (depreciation)	Foreign exchange (4)	June 30, 2010
Equity
Index	$1,229,253	$12,072	$(3,862)	$(137,441)	$(8,058)	$1,091,964
Active	353,269	(24,983)	—	(34,121)	(3,317)	290,848
Fixed income
Index	470,589	8,523	—	10,708	(1,555)	488,265
Active	588,594	(5,918)	—	13,076	(3,531)	592,221
Multi-asset class	154,750	4,227	—	(8,391)	(2,426)	148,160
Alternative	101,886	229	—	(493)	(86)	101,536

Long-term	2,898,341	(5,850)	(3,862)	(156,662)	(18,973)	2,712,994
Cash management	306,536	(24,917)	—	(80)	(2,312)	279,227

Sub Total	3,204,877	(30,767)	(3,862)	(156,742)	(21,285)	2,992,221
Advisory (5)	159,021	353	—	237	(1,247)	158,364

Total AUM	$3,363,898	$(30,414)	$(3,862)	$(156,505)	$(22,532)	$3,150,585

Year to Date Component Changes
	December 2009	Net subscriptions (redemptions) (2)	Acquisition (3)	Market appreciation (depreciation)	Foreign exchange (4)	June 30, 2010
Equity
Index	$1,183,005	$16,633	$(3,862)	$(85,780)	$(18,032)	$1,091,964
Active	353,050	(32,912)	—	(22,288)	(7,002)	290,848
Fixed income
Index	459,744	22,130	—	18,121	(11,730)	488,265
Active	595,883	(20,267)	—	24,381	(7,776)	592,221
Multi-asset class	142,029	14,786	—	(4,045)	(4,610)	148,160
Alternative	102,101	2,694	—	(2,179)	(1,080)	101,536

Long-term	2,835,812	3,064	(3,862)	(71,790)	(50,230)	2,712,994
Cash management	349,277	(64,516)	—	(3)	(5,531)	279,227

Sub Total	3,185,089	(61,452)	(3,862)	(71,793)	(55,761)	2,992,221
Advisory (5)	161,167	(2,511)	—	59	(351)	158,364

Total AUM	$3,346,256	$(63,963)	$(3,862)	$(71,734)	$(56,112)	$3,150,585

Year over Year Component Changes
	June 30, 2009	Net subscriptions (redemptions) (2)	Acquisitions (3)	Market appreciation (depreciation)	Foreign exchange (4)	June 30, 2010
Equity
Index	$68,656	$36,458	$1,051,594	$(41,529)	$(23,215)	$1,091,964
Active	174,239	(27,750)	132,205	20,026	(7,872)	290,848
Fixed income
Index	4,241	27,778	467,768	6,902	(18,424)	488,265
Active	502,929	(2,744)	49,491	49,475	(6,930)	592,221
Multi-asset class	86,804	22,318	36,408	7,051	(4,421)	148,160
Alternative	53,979	3,339	48,051	(2,353)	(1,480)	101,536

Long-term	890,848	59,399	1,785,517	39,572	(62,342)	2,712,994
Cash management	316,694	(90,485)	59,530	(250)	(6,262)	279,227

Sub Total	1,207,542	(31,086)	1,845,047	39,322	(68,604)	2,992,221
Advisory (5)	165,618	(9,622)	—	48	2,320	158,364

Total AUM	$1,373,160	$(40,708)	$1,845,047	$39,370	$(66,284)	$3,150,585

(1)	Data reflects the reclassification of AUM into the current period presentation.
(2)	Includes distributions representing return of capital and return on investment to investors.
(3)	Includes AUM acquired from Barclays Bank PLC in December 2009 and acquisition adjustments to conform to current period combined AUM policy.
(4)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(5)	Advisory AUM represents long-term portfolio liquidation assignments.

NM - Not meaningful